UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2006

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue

Boston, Massachusetts 02111

(Address of Principal Executive Offices, Including Zip Code)

(617) 535-4766

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01. Other Events.

Matters Relating to Indentures

The Bank of New York (the “BONY”) has resigned as trustee under (1) the Indenture for 8 1/4% Senior Subordinated Notes due 2011, dated as of April 26, 1999, by and among Iron Mountain Incorporated (the “Company”), the Guarantors named therein and the BONY, as trustee (the “1999 Indenture”), (2) the Indenture for 8 5/8% Senior Subordinated Notes due 2013, dated as of April 3, 2001, by and among the Company, the Guarantors named therein and the BONY, as trustee, as supplemented and currently in effect (as so supplemented, the “2001 Indenture”), and (3) the Senior Subordinated Indenture for 7 3/4% Senior Subordinated Notes due 2015 and 6 5/8% Senior Subordinated Notes due 2016, dated as of December 30, 2002, by and among the Company, the Guarantors named therein and the BONY, as trustee, as supplemented and currently in effect (as so supplemented, the “2002 Indenture” and together with the 1999 Indenture and the 2001 Indenture, the “Indentures”). The Company has appointed The Bank of New York Trust Company, N.A. (the “BONY Trust”) as successor trustee under the Indentures, and the BONY Trust has accepted this appointment. The agreements by which the Company has appointed the BONY Trust as successor trustee under the Indentures are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

The Company hereby files the Indenture for 7 1/4% Senior Subordinated Notes due 2014, dated as of January 22, 2004 (the “2004 Indenture”), by and among the Company, the Guarantors named therein and the BONY, as trustee, as Exhibit 4 and incorporates the 2004 Indenture herein by reference.

Additional Risk Factor

The Company hereby adds the following risk factor to the risk factors previously disclosed in Part I, Item 1A. “Risk Factors” under the heading “Operational Risks” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005:

Governmental focus on data security could increase our costs of operations. In addition, our failure to protect our customers’ confidential information against security breaches could damage our reputation, harm our business and adversely impact our results of operations.

In reaction to publicized incidents in which electronically stored information has been lost, illegally accessed or stolen, many states have adopted breach of data security statutes and regulations that require notification to consumers if the security of their personal information, such as social security numbers, is breached. In addition, Congress is considering several bills that are intended to address data security, including by requiring notification to affected persons of breaches of data security. We presently are cooperating with a federal agency in a non-public inquiry regarding our information security practices, and we may be subject to additional inquiries in the future. As previously reported, we have in the past experienced incidents in which customers’ backup tapes or other records have been lost, and we have been informed by customers in some incidents that the lost media or records contained personal information. The increased focus on data security may lead to governmental action and/or changes in customer demand as a result of which we may modify our operations with the goal of further improving data security or accept increased liabilities or obligations if breaches of data security occur with respect to data in our custody. However, we may be unable to increase our rates sufficiently to counter our increased expenses due to such modifications in operations or such liabilities and obligations, and that would adversely impact our results of operations. In addition, any compromise of security, accidental loss or theft of customer data in our possession could damage our reputation and expose us to risk of loss in the United States or other countries, which could harm our business and adversely impact our results of operations.

Ratio of Earnings to Fixed Charges

The statement of the calculation of the ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2005 and for the three months ended March 31, 2006 is attached hereto as Exhibit 12 and is incorporated herein by reference.

Public Offering and Cash Tender Offer

On July 11, 2006, the Company issued press releases announcing a proposed public offering of $200 million in aggregate principal amount of Senior Subordinated Notes due 2018 and announcing that it has commenced a cash tender offer and consent solicitation for any and all of the $150,000,000 aggregate principal amount outstanding of its 8-1/4% Senior Subordinated Notes due 2011. Copies of the Company’s press releases are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
4	Indenture for 7 1/4% Senior Subordinated Notes due 2014, dated as of January 22, 2004, by and among Iron Mountain Incorporated, the Guarantors named therein and The Bank of New York, as Trustee.
10.1

Agreement of Resignation, Appointment and Acceptance, dated as of January 28, 2005, by and among Iron Mountain Incorporated, The Bank of New York, as prior trustee, and The Bank of New York Trust Company, N.A., as successor trustee, relating to the Indenture for 8 1/4% Senior Subordinated Notes due 2011, dated as of April 26, 1999.

10.2

Agreement of Resignation, Appointment and Acceptance, dated as of January 28, 2005, by and among Iron Mountain Incorporated, The Bank of New York, as prior trustee, and The Bank of New York Trust Company, N.A., as successor trustee, relating to the Indenture for 8 5/8% Senior Subordinated Notes due 2013, dated as of April 3, 2001.

10.3

Agreement of Resignation, Appointment and Acceptance, dated as of January 28, 2005, by and among Iron Mountain Incorporated, The Bank of New York, as prior trustee, and The Bank of New York Trust Company, N.A., as successor trustee, relating to the Senior Subordinated Indenture for 7 3/4 % Senior Subordinated Notes due 2015 and 6 5/8% Senior Subordinated Notes due 2016, dated as of December 30, 2002.

12	Statement of the Calculation of Ratio of Earnings to Fixed Charges.
99.1	Press release, dated July 11, 2006.
99.2	Press release, dated July 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED
(Registrant)
By: /s/ Garry B. Watzke
Name: Garry B. Watzke
Title: Senior Vice President and General Counsel

Date: July 11, 2006